Exhibit 99.1

Earth Science Tech, Inc. (ETST) Reports Fiscal First Quarter 2027 Financial Results for the Period Ended June 30, 2026

●	Net income grew 57% year-over-year to $715,697, with diluted EPS tripling to $0.003
●	Net cash provided by operating activities grew 108% to $707,131
●	All key operating subsidiaries profitable
●	Repurchased and retired 3.7 million shares of common stock, an increase from 505,000 in the prior-year quarter

MIAMI, Aug 7, 2026 (GLOBE NEWSWIRE) — Earth Science Tech, Inc. (OTC: ETST) (“ETST” or the “Company”), a strategic holding company focused on a diversified portfolio, today announced its financial results for the fiscal first quarter ended June 30, 2026.

“Our fiscal first quarter results reflect steady, compounding progress and the inherent operating leverage within our business model,” said Giorgio R. Saumat, CEO and Chairman of the Board of Earth Science Tech, Inc. “While revenue grew 3%, our net income increased 57% to $715,697, and diluted earnings per share more than tripled year-over-year. All of our key operating subsidiaries remained profitable this quarter, further strengthening our balance sheet. While we are pleased with the trajectory, we maintain rigorous internal standards and are actively focused on driving even greater operational efficiencies. Compared to where this business was just a few years ago, this quarter is further validation that our strategic platform is becoming increasingly efficient, diversified, and profitable.”

Mr. Saumat continued, “We also remain highly disciplined stewards of capital. During the quarter, we returned significant value to our shareholders by repurchasing and retiring more than 3.7 million shares of common stock, an increase from 505,000 shares in the same period last year, all without adding a dollar of debt to our balance sheet. This quarter underscores the durability of the foundation we established in fiscal 2026. Looking ahead, we are focused on scaling the business by expanding our geographic footprint, advancing our telehealth and pharmacy fulfillment platforms, and building long-term, sustainable shareholder value.”

Fiscal first quarter 2027 Financial Highlights:

●	Revenue: $9.0 million, compared to $8.8 million.
●	Gross profit: $6.3 million, compared to $6.1 million.

●	Net income: $715,697, up 57% compared to $456,714 for the three months ended June 30, 2025. Diluted earnings per share were $0.003, compared to $0.001.
●	Operating Cash Flow: Net cash provided by operating activities was $707,131 (an increase of 108.4%) compared to $339,376.
●	Balance Sheet: Total assets were $10.4 million on June 30, 2026, compared to $7.8 million on June 30, 2025.
●	Share Repurchases: The Company repurchased and retired over 3.7 million shares of common stock, compared to 505,000 shares in the prior-year-period.

Operational Highlights:

All key operating subsidiaries achieved profitability during the quarter, a continuing trend established in fiscal 2026 that further diversifies the Company’s earnings base beyond any single pharmacy or platform. The Company’s compounding pharmacy operations successfully continued to expand their licensing footprint across the United States. Concurrently, management is actively evaluating strategic opportunities to broaden ETST’s telehealth and pharmacy fulfillment platforms into new, complementary verticals.

Upcoming Annual Meeting of Shareholders and Strategic Initiatives:

Management will discuss these financial results and ongoing corporate initiatives at the Company’s Annual Meeting of Shareholders, scheduled for August 31, 2026, at 5:00 p.m. E.T.

The Annual Meeting will serve as an important forum to address shareholders feedback and vote on critical proposals designed to enhance long-term value. Key agenda items include the proposed cancellation of the Series B Preferred Stock, a strategic governance move intended to simplify the capital structure and attract a broader base of institutional investors. Additionally, management will discuss the evaluation of a potential near-term exchange uplisting to improve trading liquidity and broader market visibility.

Management strongly encourages all ETST shareholders of record to review the proxy materials and vote their shares.

To access the proxy materials and view the Annual Meeting, please visit:

https://www.cstproxy.com/earthsciencetech/2026/

About Earth Science Tech, Inc. (ETST)

Earth Science Tech, Inc. operates as a diversified holding company focused on the health and wellness sector. The Company’s principal operating strategy is to build a vertically integrated healthcare platform that combines compounding pharmacy operations, telemedicine platforms, clinical support, and direct-to-patient fulfillment. The Company’s healthcare operations are supported by investments in real estate and asset management activities and a consumer products business.

The core of the Company’s value proposition is the seamless integration of patient care, from consultation to fulfillment. This is achieved through the synergy of specialized subsidiaries.

To learn more, please visit: www.EarthScienceTech.com

Forward-Looking Statements

Except for historical information, the matters discussed herein may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including, without limitation, future-oriented statements related to cash flow, gross margins, revenues, and expenses. These statements are based on and reflect our current expectations, estimates, assumptions and/or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts. They may include forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “seek,” “project,” “model,” “ongoing,” “will,” “should,” “forecast,” “outlook” or similar terminology. Forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual results to differ materially from our intent, belief or current expectations, including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Contact:

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com

Brett Maas

(646) 536-7331

brett@haydenir.com